RSM Richter S.E.N.C.R.L.
Comptables agréés
Chartered Accountants
2, Place Alexis Nihon
Montréal (Québec) H3Z 3C2
Téléphone / Telephone: 514.934.3400
Télécopieur / Facsimile: 514.934.3408
www.rsmrichter.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement, Form S-1, of ICP Solar Technologies Inc. of our report dated April 29, 2008 relating to our audits of the consolidated financial statements of ICP Solar Technologies Inc. as of and for the years ended January 31, 2008 and 2007 appearing in the Prospectus, which is part of this Registration Statement.  Our report dated April 29, 2008 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.  We also consent to the reference to us under the heading “Experts” in such Prospectus.

[signed] RSM Richter LLP

Chartered Accountants

Montreal, Canada
July 15, 2008